FOR IMMEDIATE RELEASE

REDWOOD MICROCAP FUND ANNOUNCES AGREEMENTS FOR
CHANGE IN CONTROL

March 28, 2005. Redwood MicroCap Fund, Inc. (OTCBB: RWMC) announced today that its three major shareholders have entered into definitive agreements to sell a controlling interest in Redwood to Gibbs Holdings, Inc. at $1.60 per share in cash and notes. Gibbs Holdings closed upon the purchase of 901,632 shares of common stock and will acquire an additional 670,731 shares as soon as the Federal Communications Commission has approved the transfer of control, expected to be received in approximately 60 days, required in light of the radio stations and associated FCC licenses owned by a Redwood subsidiary. Including the shares Gibbs Holdings previously owned, it now owns 40% of the shares outstanding and will own 67% when it completes the purchase of the remaining shares under the definitive agreements.

Under the agreement, Gibbs Holdings, Inc. is required to make a tender offer for all publicly-traded Redwood shares at $1.60 per share within 30 days. Gibbs Holdings is owned by John Gibbs who is the President of Redwood's majority-owned subsidiary TDP Energy Company. Gibbs Holdings intends to ultimately acquire 100% of Redwood.

John Power, one of the three controlling shareholders, has resigned as President and Director of Redwood. The Board of Directors have appointed John Gibbs as President of Redwood to replace Power. Power will continue with Redwood as a consultant to assist in the disposition of Redwood's non energy related assets.

Power stated that "After literally years of exploring alternatives to maximize shareholder value, we believe this transaction will finally accomplish that objective."

"Furthermore, this corporate objective has been achieved without sacrificing the jobs of the people who have worked with us for years to create value for our shareholders in our Oil & Gas division." Power added.

Redwood MicroCap Fund, Inc. is a registered closed-end Investment Company with holdings in Energy, Communications, Hotels and Real Estate.

Safe Harbor for Forward Looking Statements

The statements contained in this press release may include certain projections and forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve a number of risks and uncertainties. Such statements reflect the company's current views with respect to future events and financial performance.

No assurances can be given, however, that these events will occur or that such expectations will be achieved and that actual results could differ materially from those described. Actual results of future operations of Redwood MicroCap Fund, Inc. may differ materially from those indicated by these forward looking statements as a result of various important factors, including, but not limited to, those discussed in the Risk Factors sections of reports filed by Redwood MicroCap Fund, Inc. with the Securities and Exchange Commission, which can be found at the SEC's internet website located at www.sec.gov.

For further information contact:

John Gibbs 580-226-6700, Ext 201
John Power 707-884-3766